EXHIBIT 99.1

Audit Committee Charter

El Pollo Loco, Inc.

Purpose

The Audit Committee (the “Committee”) of El Pollo Loco, Inc., a Delaware corporation (the “Company”) shall assist the Board of Directors (the “Board”) of the Company in overseeing (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independence and qualifications of the Company’s independent auditors; and (4) the performance of the Company’s internal audit function and independent auditors.

Composition and Term

The Committee shall be comprised of at least two Directors. Each Committee member shall be financially literate. The term “financial literacy” shall mean familiarity with the Company’s financial statements, including its balance sheet, income statement and cash flow statement, and general knowledge of key business and financial risks and related controls or control processes. At least one member of the Committee shall have accounting or related financial management expertise, which shall mean a background in finance, accounting or auditing, acquired through past employment experience, professional training, or other comparable experience.

The members of the Committee shall be appointed for a one year term by the Board annually.

Compensation of Committee Members

Members of the Committee shall not receive any compensation from the Company other than Directors’ fees (including equity-based awards), which may include amounts paid to Directors for service on committees and as chairs of committees of the Board.

Relationship with Independent Auditor

The Committee shall have sole authority to select (subject to ratification of such selection by the Company’s stockholders if ratification is determined by the Board to be necessary or desirable) and to replace the Company’s independent auditor, and to approve all audit and non-audit services (to the extent non-audit services are allowed by law) with the independent auditor, as well as all engagement fees and terms with respect thereto. The Committee may consult with Company management regarding the foregoing, but the Committee’s sole authority with respect thereto shall not be delegated.

Outside Advisors

The Committee shall have the authority, without Board approval, to the extent that it deems appropriate, to obtain advice and assistance from outside legal, accounting or other advisors.

Meetings

The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less frequently than quarterly. The Committee shall report to the Board at the first board meeting following each such Committee meeting. A majority of the members of the Committee shall constitute a quorum for the transaction of business; provided, that in the event that the Committee has fewer than three (3) members than such lesser number of members then serving shall constitute a quorum for the transaction of business. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting.

The Company’s independent auditor and internal auditor, if any, shall attend (in person or via conference telephone) at least two of the Committee’s meetings each year. The Committee may request members of management or others (including the Company’s investment bankers or financial analysts who follow the Company) to attend meetings and to provide pertinent information as necessary. The Committee shall meet with Company management (including the chief financial officer), the internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent auditors in separate private sessions as often as may be deemed necessary or appropriate.

Limitation of Audit Committee’s Role

The Audit Committee does not plan or conduct audits, nor does it determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of Company management and the independent auditor.